UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2014 (August 7, 2014)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

200 Riverside Boulevard

On August 7, 2014, American Realty Capital New York City REIT, Inc. (the “Company”), through its wholly-owned subsidiary, entered into a purchase and sale agreement (the “Agreement”) to acquire a commercial garage unit (the “Unit”) in Trump Place, the condominium building located at 200 Riverside Boulevard in the Upper West Side neighborhood of Manhattan. The seller of the Unit is 200 Riverside Parking LLC (the “Seller”), a subsidiary of Icon Parking Systems. The Seller has no material relationship with the Company, our operating partnership, our sponsor or advisor or any of their respective affiliates.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Unit is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Unit is probable, there can be no assurance that the acquisition of the Unit will be consummated.

The contract purchase price for the Unit is $9.0 million, exclusive of closing costs. The Company has made a $0.9 million nonrefundable deposit. The Company intends to fund the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Unit at or after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The Unit contains approximately 61,475 rentable square feet, which includes 284 parking spaces with three sub-grade levels, and is currently 100% leased to Hudson River Garage LLC (the “Current Tenant”). As a condition to closing, the Company will enter into a new lease with the Seller, whereby the Unit will be leased by the Company to the Seller and subleased by the Seller to the Current Tenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: August 11, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors